EXHIBIT (8)(a)

[Sullivan & Cromwell LLP Letterhead]

July 24, 2006

Wachovia Corporation
  One Wachovia Center,
    Charlotte, North Carolina 28288.

Ladies and Gentlemen:

We have acted as counsel to Wachovia Corporation, a North Carolina corporation (“Wachovia”), in connection with the planned merger (the “Merger”) of Golden West Financial Corporation, a Delaware corporation (“Golden West”), with and into Burr Financial Corporation, a North Carolina corporation and wholly owned subsidiary of Wachovia (“Merger Sub”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as May 7, 2006, among Wachovia, Merger Sub, and Golden West, as described in the joint proxy statement and prospectus and other proxy solicitation materials of Wachovia and Golden West constituting a part thereof (the “Joint Proxy Statement-Prospectus”), which is part of the registration statement on or about the date hereof on Form S-4 of Wachovia (the “Registration Statement”) filed in connection with the Merger.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of Golden West that exchange their common stock of Golden West for cash and common stock of Wachovia pursuant to the Merger, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Joint Proxy Statement-Prospectus included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP